Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of August 3, 2025 (this “Agreement”), is made and entered into by and between Amphenol Corporation, a Delaware corporation (“Buyer”), and Carlyle Partners VII S1 Holdings, L.P., a Delaware limited partnership (“Carlyle” or the “Stockholder”), a stockholder of CommScope Holding Company, Inc., a Delaware corporation (the “Seller”). Buyer and the Stockholder are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, Seller and Buyer are entering into a Purchase Agreement, dated as of August 3, 2025 (as amended, supplemented or otherwise modified from time to time, other than in connection with an Adverse Amendment, the “Purchase Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Buyer, through itself and one or more of its direct or indirect Subsidiaries, will purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, will sell, transfer and assign the Purchased Assets, the Purchased Shares and the Assumed Liabilities of the Business to Buyer and one or more of its direct or indirect Subsidiaries (the “Purchase Transaction”);

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that a Person shall not be deemed to be the beneficial owner of any Security that such Person has the right to acquire pursuant to any contract or upon the exercise of conversion, exchange or exercise rights, warrants, options or otherwise, or upon the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing, unless and until such Person has actually acquired such Security upon such conversion, exchange, exercise, satisfaction, occurrence or combination thereof) of the number of shares of issued and outstanding shares of common stock, par value $0.01 per share, of Seller (“Seller Common Stock”) and/or a number of shares of issued and outstanding shares of Series A convertible preferred stock, par value $0.01 per share, of Seller (“Seller Preferred Stock”), as applicable, set forth opposite the Stockholder’s name on Schedule I hereto (all such shares, together with any shares of Seller Common Stock and Seller Preferred Stock that are hereafter issued to, or otherwise acquired or owned (including beneficial ownership) by, the Stockholder prior to the termination of this Agreement, being referred to herein as the “Existing Shares”); and

WHEREAS, as a condition and inducement to Buyer’s willingness to enter into the Purchase Agreement, the Stockholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement as in effect on the date hereof.

“Adverse Amendment” means any amendment to the Purchase Agreement that (i) decreases, or changes the form of, consideration payable to Seller thereunder; (ii) imposes any material restrictions or any additional conditions on (x) the consummation of the transactions contemplated by the Purchase Agreement or (y) the payment of the consideration payable to Seller thereunder; or (iii) extends the Outside Date beyond the Extended Outside Date.

“Covered Seller Shares” means, with respect to the Stockholder, (1) the Stockholder’s Existing Shares, (2) any shares of Seller Common Stock, (3) any shares of Seller Preferred Stock or (4) other voting capital stock of Seller and any Securities convertible into or exercisable or exchangeable for shares of Seller Common Stock or other voting capital stock of Seller, in the case of clauses (2)-(4), that the Stockholder has beneficial ownership of on or after the date hereof; it being understood that if the Stockholder acquires Securities (or rights with respect thereto) described in clause (2)-(4) above, the Stockholder shall promptly notify Buyer in writing, indicating the number of such Securities so acquired.

“Permitted Transfer” means a Transfer of Covered Seller Shares by the Stockholder to a controlled Affiliate of the Stockholder if, as a precondition to such Transfer, the transferee agrees in writing to be bound by each of the terms of, and to assume all of the obligations of the Stockholder under, this Agreement by executing and delivering a joinder agreement in form and substance reasonably acceptable to Buyer (each, a “Joinder”).

“Security” means, with respect to any Person, any series of common stock, preferred stock and any other equity interest or capital stock of such Person (including interests or rights of any kind convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock or any other equity interest or capital stock of such Person), however described and whether voting or non-voting.

“Transfer” means (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any option, put, call, derivative or other Contract, arrangement or understanding with respect to any current or future offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), in each case of any of the Covered Seller Shares (in each case other than this Agreement), (b) the deposit of any of the Covered Seller Shares into any voting trust or similar arrangement, the entry into any voting agreement or similar arrangement (other than this Agreement and except for customary arrangements with the Stockholder’s prime broker and/or custodian for the sole purpose of holding such Covered Seller Shares for the account of the Stockholder) with respect to any of the Covered Seller Shares or the grant of any proxy or power of attorney (other than this Agreement and except for customary arrangements with the Stockholder’s prime broker and/or custodian for the sole purpose of holding such Covered Seller Shares for the account of the Stockholder) with respect to any of the Covered Seller Shares, or (c) any contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

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Article II

VOTING AGREEMENT

Section 2.1 Agreement to Vote.

(a) The Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the Seller Stockholder Meeting and at any other meeting of the stockholders of Seller, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of Seller, the Stockholder shall, in each case to the fullest extent that the Covered Seller Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the stockholders of Seller is sought:

(i) appear, in person or by proxy, at each such meeting or otherwise cause all of the Stockholder’s Covered Seller Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of the Stockholder’s Covered Seller Shares:

(1) in favor of the adoption of the Purchase Agreement;

(2) in favor of any proposal to adjourn a meeting of the stockholders of Seller to solicit additional proxies in favor of the adoption of the Purchase Agreement;

(3) against any Seller Acquisition Proposal; and

(4) against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, impair, interfere with, delay or postpone the Purchase Transaction or the other transactions contemplated by the Purchase Agreement (including the consummation in each case thereof) or this Agreement or the performance by Seller of its obligations under the Purchase Agreement or by the Stockholder of its obligations under this Agreement, including: (A) any action, agreement or transaction that could reasonably be expected to result in any condition to the consummation of the Purchase Transaction set forth in the Purchase Agreement not being satisfied; or (B) other than the Purchase Transaction, or as otherwise expressly permitted in the Purchase Agreement, any extraordinary corporate transaction, including any merger, consolidation or other business combination involving Seller.

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(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. The obligations of the Stockholder in this Section 2.1 shall apply whether or not the Purchase Transaction or any action above is recommended by the board of directors of Seller (or any committee thereof).

Section 2.2 No Inconsistent Agreements. The Stockholder severally represents, covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, nor shall enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement or understanding with respect to any Covered Seller Shares and at any time while this Agreement remains in effect shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of the Covered Seller Shares, (b) has not granted, nor shall grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any Covered Seller Shares that would conflict with or impede its obligations under Section 2.1, and (c) has not given, and shall not give at any time while this Agreement remains in effect, any voting instructions in any manner inconsistent with Section 2.1 hereof with respect to any of the Covered Seller Shares.

Section 2.3 Return of Proxy. The Stockholder shall execute and deliver (or cause the applicable holders of record to execute and deliver), prior to the applicable deadline therefor, any proxy card or voting instructions it receives that is sent to stockholders of Seller soliciting proxies with respect to any matter described in Section 2.1, which shall be voted in the manner described in Section 2.1. At Buyer’s reasonable request, the Stockholder will provide reasonable evidence of such execution and delivery of such proxy card or voting instructions.

Article III

OTHER COVENANTS

Section 3.1 Restrictions on Transfers. The Stockholder hereby agrees that, effective as of the date hereof and continuing until the termination of this Agreement in accordance with Section 5.1 hereof (the “Voting Period”), the Stockholder shall not Transfer any Covered Seller Shares, unless such Transfer is a Permitted Transfer and, as a precondition to such Transfer, the transferee agrees in writing to be bound by each of the terms of, and to assume all of the obligations of the Stockholder under, this Agreement by executing and delivering a Joinder. On the execution and delivery of a Joinder by such transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder. Any Transfer or attempted Transfer of any Covered Seller Shares in violation of this Agreement shall be null and void ab initio. If any involuntary Transfer of all or any portion of the Covered Seller Shares shall occur (including, if applicable, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Seller Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with Section 5.1 hereof.

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Section 3.2 Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution of or on the Seller Common Stock or Seller Preferred Stock, or any change in the Seller Common Stock or Seller Preferred Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Seller Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Stockholder. The Stockholder hereby severally represents and warrants to Buyer as follows:

(a) Organization. The Stockholder is duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable.

(b) Authority; Execution and Delivery; Enforceability. The Stockholder has all necessary corporate or other entity power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance by the Stockholder of this Agreement and the compliance by the Stockholder with each of its obligations herein have been duly and validly authorized by all necessary corporate or other entity action on the part of the Stockholder. The Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer of this Agreement, this Agreement constitutes the Stockholder’s legal, valid and binding obligation, enforceable against the Stockholder in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Ownership of Shares. As of the date hereof, the Stockholder is the beneficial owner and (except as may be set forth on Schedule I hereto) sole owner of record of the Existing Shares set forth opposite the Stockholder’s name on Schedule I hereto, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Existing Shares) that would impede its ability to comply with its obligations under this Agreement, and such Existing Shares constitute all of the shares of Seller Common Stock and Seller Preferred Stock beneficially owned or owned of record by the Stockholder, as applicable. Except as set forth on Schedule I hereto and except as a result of a Permitted Transfer, the Stockholder has and will have at all times through the Voting Period sole voting power (including the right to control such vote as contemplated herein) and sole power of disposition with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Seller Shares owned by the Stockholder.

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(d) No Conflicts. Neither the execution and delivery of this Agreement by the Stockholder nor compliance by the Stockholder with any of the terms or provisions hereof will (i) violate any provision of the certificate of incorporation, bylaws, or other organizational or governing documents of the Stockholder, (ii) conflict with or violate any Law applicable to the Stockholder or by which any of the Stockholder’s properties or assets are bound or affected and (iii) violate, conflict with, result in any breach of any provision of, or loss of any benefit under, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation under, or require the consent of, notice to, or filing with any third Person pursuant to any terms or provisions of any Contract to which the Stockholder is a party or by which any property or asset of the Stockholder is bound or affected, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Stockholder (including any Covered Seller Shares), except, in the case of the foregoing clauses (ii) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement on a timely basis.

(e) Review of Agreement. The Stockholder has had the opportunity to review this Agreement and the Purchase Agreement with counsel of their own choosing. The Stockholder understands and acknowledges that the Purchase Agreement governs the terms of the Purchase Transaction and the other transactions contemplated thereby.

(f) Legal Proceedings. As of the date hereof, there are no proceedings pending, or to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s assets or properties or any of the officers, directors or similar controlling persons of the Stockholder, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to impair the Stockholder’s ability to perform the Stockholder’s obligations under this Agreement on a timely basis. As of the date hereof, neither the Stockholder nor any of the Stockholder’s properties or assets is or are subject to any Order, except for those that, individually or in the aggregate, would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement on a timely basis.

Section 4.2 Representations and Warranties of Parent. Buyer hereby represents and warrants to the Stockholder as follows:

(a) Organization. Buyer is duly organized and validly existing under the Laws of the State of Delaware.

(b) Authority; Execution and Delivery; Enforceability. Buyer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Buyer of this Agreement and the compliance by Buyer with each of its obligations herein have been duly and validly authorized by all necessary corporate action on the part of Buyer. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Stockholder of this Agreement, this Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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(c) No Conflicts. Neither the execution and delivery of this Agreement by Buyer nor compliance by Buyer with any of the terms or provisions hereof will (i) violate any provision of the certificate of incorporation or bylaws of Buyer, (ii) conflict with or violate any Law applicable to Buyer or by which any of Buyer’s properties or assets are bound or affected, or (iii) violate, conflict with or result in any breach of any provision of, or result in the loss of any benefit under, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the consent of, notice to or filing with any third Buyer pursuant to any of the terms or provisions of any Contract to which Buyer is a party or by which any property or asset of Buyer is bound or affected, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of Buyer, except, in the case of the foregoing clauses (ii) or (iii), as, individually or in the aggregate, would not reasonably be expected to impair Buyer ability to perform its obligations under this Agreement on a timely basis.

Article V

termination

Section 5.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of this Agreement by the mutual written consent of Buyer and the Stockholder; (b) the termination of the Purchase Agreement in accordance with its terms prior to the Closing; (c) the Closing; (d) Seller having obtained the Seller Stockholder Approval; (e) the execution (by the board of directors of Seller, Seller or otherwise) of any Adverse Amendment; and (f) August 3, 2026 (the “Initial Outside Date”); provided, that if the Outside Date is extended to February 3, 2027 (the “Extended Outside Date”) pursuant to the last proviso to Section 10.1(b) of the Purchase Agreement, the Initial Outside Date shall be extended to the Extended Outside Date. In the event of the termination of this Agreement in accordance with this Section 5.1, this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any Party hereto, other than this Section 5.1 and Article VI, which provisions shall survive such termination; provided, however, that nothing in this Section 5.1 shall relieve any Party from liability for any breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the termination of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Article VI

MISCELLANEOUS

Section 6.1 Publication. The Stockholder (i) hereby consents to and authorizes the publication and disclosure by Buyer and Seller in any press release or the Proxy Statement (including all documents and schedules filed with the SEC) or other disclosure document required in connection with the Purchase Agreement or the transactions contemplated thereby, its identity and ownership of shares of Seller Common Stock and Seller Preferred Stock, as applicable, and the nature of its commitments, arrangements and understandings pursuant to this Agreement (“Stockholder Information”), and (ii) hereby agrees to provide Stockholder Information reasonably requested by Buyer and required for inclusion in any Proxy Statement or other disclosure document filed with the SEC. As promptly as practicable, the Stockholder shall notify Buyer of any required corrections with respect to any Stockholder Information supplied by the Stockholder, if and to the extent the Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

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Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Seller Shares. All rights, ownership and economic benefits of and relating to the Covered Seller Shares shall remain vested in and belong to the Stockholder, and, without limiting the Stockholder’s obligations hereunder, Buyer shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Seller Shares.

Section 6.3 Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 6.4 Notices. Except as otherwise expressly provided in this Agreement, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, on the next Business Day when sent by overnight courier, or, when sent via e-mail, (x) on the date of such transmission (if no delivery failure is received by the sender) if transmitted prior to 5:00 p.m., local time at the place of receipt or (y) on the date following such transmission (if no delivery failure is received by the sender) if transmitted after 5:00 p.m., local time at the place of receipt, and

(a) if to Buyer, to:

Amphenol Corporation

358 Hall Avenue

Wallingford, CT 06492

Attention: Lance E. D’Amico; David Cohen

Email: ldamico@amphenol.com; dcohen@amphenol.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Charles K. Ruck, Andrew C. Elken, Brian R. Umanoff

Email: charles.ruck@lw.com; andrew.elken@lw.com; brian.umanoff@lw.com

(b) if to the Stockholder, as set forth on Schedule II hereto.

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Section 6.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which together shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax, .pdf email transmission or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.5. Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable Law.

Section 6.6 Entire Agreement; Third Person Beneficiaries. This Agreement (including the Schedules hereto and, to the extent referred to in this Agreement, the Purchase Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective permitted successors and assigns.

Section 6.7 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other Persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and the Stockholder and Buyer shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

Section 6.8 Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

Section 6.9 Headings; Interpretation.

(a) The Parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement, and therefore, hereby waive, with respect to this Agreement, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

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(b) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole (including schedules to this Agreement) and not to any particular provision of this Agreement. References to articles, sections, paragraphs and schedules are to the articles, sections and paragraphs of, and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” or “including” when used herein shall be deemed, in each case, to be followed by the words “without limitation” or words having similar import. The word “or” shall be inclusive and not exclusive unless used in conjunction with “either” or the like. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) references to “day” or “days” are to calendar days, unless Business Days are expressly specified; (iv) any reference in this Agreement to “writing” or comparable expressions includes a reference to e-mail communications or comparable means of communication and (v) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively, and, when calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to August 3, 2025, unless the context requires otherwise. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States.

Section 6.10 Governing Law. This Agreement and all claims and proceedings arising out of this Agreement (and any actions of Buyer or the Stockholder in the negotiation, administration, performance hereof or the interpretation and enforcement of the provisions of this Agreement) shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any choice or conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 6.11 Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties hereto agrees that it will not oppose, and irrevocably waives its rights to object to, the granting of an injunction, specific performance or other equitable relief to enforce any provision of this Agreement not performed in accordance with the terms hereof or that were otherwise breached on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

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Section 6.12 Consent to Jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, with respect to any and all claims and proceedings related to this Agreement (and any actions of any Party hereto in the negotiation, administration, performance or enforcement of this Agreement) and the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other proceeding shall be heard and determined in such a Delaware State or, to the extent permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided for notices in Section 6.4 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other proceeding contemplated above, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the Parties agrees that it will not bring or support any action or Proceeding described in this Section 6.13 other than in the courts as described above.

Section 6.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY HERETO (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH PROCEEDINGS, (B) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14.

Section 6.15 Capacity as a Stockholder. The Stockholder makes its agreements and understandings herein solely in its capacity as a record holder and beneficial owner of the Covered Seller Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken (or omitted to be taken) by a Representative of the Stockholder in his or her capacity as a director or officer of Seller.

Section 6.16 Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Purchase Transaction or the transactions contemplated by the Purchase Agreement are consummated.

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IN WITNESS WHEREOF, Buyer and the Stockholder have duly executed this Agreement, all as of the date first written above.

AMPHENOL CORPORATION

By:	/s/ Lance E. D’Amico
Name:	Lance E. D’Amico
Title:	Senior Vice President, Secretary and General Counsel

[Signature Page to Voting Agreement]

CARLYLE PARTNERS VII S1 HOLDINGS, L.P.

By:	TC Group VII S1, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Vice President

[Signature Page to Voting Agreement]

SCHEDULE I

EXISTING SHARES

Name	Existing Shares	Class of Shares

Carlyle Partners VII S1 Holdings, L.P.	1,261,310	Seller Preferred Stock

SCHEDULE II

STOCKHOLDER NOTICES

Carlyle Partners VII S1 Holdings, L.P.

c/o The Carlyle Group

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Attention: Zachary Marshall

Telephone No.: (212) 813-4593

Email: zachary.marshall@carlyle.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Mark A. Stagliano; Benjamin S. Arfa

Email: mastagliano@wlrk.com; bsarfa@wlrk.com